Exhibit 10.15

Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th floor
Los Angeles, CA 90071
p 213 830-6300
www.oaktreecapital.com

April 26, 2011

Kevin Clayton

c/o Oaktree Capital Management, L.P.

1301 Avenue of the Americas

34th Floor

New York, NY 10019

Re:	Compensation Arrangement

Dear Kevin:

This letter agreement (this “Agreement”) memorializes the compensation payable to you, beginning January 1, 2010, in connection with your employment by Oaktree Capital Management, L.P., a Delaware limited partnership (“Oaktree”). This Agreement is based on your providing, and continuing to provide, ongoing services satisfactory to Oaktree on a full-time basis. In exchange, Oaktree will provide you with the compensation as set forth below, subject to the terms and conditions of this Agreement.

1. Base Salary. From and after January 1, 2011, for so long as you are a full-time employee of Oaktree in good standing, Oaktree will pay you a base salary of $245,000 per annum paid on February 28th of each calendar year in which you are employed. Such base salary will be prorated in the event of a partial calendar year and you shall refund such amounts as are necessary to effect such proration in the event your employment ceases after February 28th. If there is a change in your responsibilities, you and Oaktree shall review and discuss in good faith whether to modify your compensation arrangements.

2. PoolCo I Allocation. From and after January 1, 2011, for so long as you are a full-time employee of Oaktree in good standing, Oaktree Fund GP I, L.P., a Delaware limited partnership (“PoolCo I”) will make distributions of cash and allocations of net taxable income attributable to incentive income to you, with respect to each calendar year during which you are a full-time employee of Oaktree from and after the Effective Date, in an amount equal to the lesser of (x) $4,755,000 per annum less profit-sharing contributions to Oaktree’s 401(k) plan (estimated to be $32,500 in 2011) or (y) the aggregate net income of PoolCo I attributable to incentive income for such calendar year. Such distributions will be made pro rata on a quarterly basis. In the event you are employed for only a portion of a calendar year, such distributions and allocations will be prorated for the portion of the calendar year during which you are employed.

3. 2010 PoolCo I Allocation; Termination of PoolCo II and PoolCo III Interest. Oaktree will cause PoolCo I to reduce the net taxable income allocated to you with respect to the 2010 calendar year by an amount equal to your excess tax basis in PoolCo I as of January 1, 2010. In addition, Oaktree will treat your interest in Oaktree Fund GP II, L.P. and Oaktree Fund GP III, L.P. as terminated as of January 1, 2010.

4. Withholding; Tax Treatment. Oaktree, PoolCo I and their respective affiliates are authorized to deduct and withhold from any amounts otherwise payable or distributable to you (a) any and all amounts required to be deducted or withheld under any applicable law or otherwise, including all taxes required to be withheld by applicable law, and (b) any and all amounts owed by you to Oaktree, PoolCo I or any of their respective affiliates. Oaktree makes no representation (and shall not be liable to you) as to the tax treatment of distributions or payments made hereunder under applicable U.S. federal or state tax laws.

5. Calculations. All determinations, interpretations, calculations and adjustments made by any of Oaktree, PoolCo I or their respective affiliates in good faith with respect to your compensation, including, without limitation, all calculations of the net taxable income of PoolCo I, shall be conclusive and binding upon you absent manifest error. Without limiting the immediately preceding sentence, the character of the net taxable income allocated to you pursuant to Paragraph 2 or 3 will depend on the underlying character of PoolCo I’s net taxable incentive income, as determined in good faith by Oaktree.

6. At-Will Employment. You acknowledge and agree that your employment rights shall not be enlarged or guaranteed by reason of any of the provisions of this Agreement. You further acknowledge and agree that you are and will continue to be an “at will” employee of Oaktree, which means that your employment with Oaktree may be terminated at any time by Oaktree with or without cause or notice and for any lawful reason or no reason.

Sincerely,

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ JOHN B. FRANK
	Name:	John B. Frank
	Title:	Managing Principal

By:	/s/ TODD MOLZ
	Name:	Todd Molz
	Title:	Managing Director
General Counsel

ACKNOWLEDGED AND CONFIRMED:

KEVIN CLAYTON

/s/ KEVIN CLAYTON